   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 27, 2000

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          CARDIAC PATHWAYS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                    DELAWARE                                        77-0278793
        (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NUMBER)

                          CARDIAC PATHWAYS CORPORATION
                               995 BENECIA AVENUE
                          SUNNYVALE, CALIFORNIA 94085
                                 (408) 737-0505

   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               THOMAS M. PRESCOTT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          CARDIAC PATHWAYS CORPORATION
                               995 BENECIA AVENUE
                          SUNNYVALE, CALIFORNIA 94085
                                 (408) 737-0505
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                             CHRIS F. FENNELL, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                            PALO ALTO, CA 94304-1050
                                 (650) 493-9300
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement is declared effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
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       TITLE OF EACH CLASS                 AMOUNT           PROPOSED MAXIMUM      PROPOSED MAXIMUM
         OF SECURITIES TO                  TO BE             OFFERING PRICE          AGGREGATE             AMOUNT OF
          BE REGISTERED                  REGISTERED           PER SHARE(1)         OFFERING PRICE          FILING FEE
--------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.001 per
  share...........................  5,858,823 shares(1)          $3.56              $20,855,629              $5,214
--------------------------------------------------------------------------------------------------------------------------
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

(1) Includes Preferred Share Purchase Rights, which prior to the occurrence of certain events will not be exercisable or evidenced separately from the common stock.

(2) The price of $3.56 per share, which was the average of the high and low prices of the Registrant's common stock on the Nasdaq National Market on December 22, 2000, is set forth solely for the purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
(SUBJECT TO COMPLETION, DATED DECEMBER 27, 2000)

                                5,858,823 Shares

                                 [CARDIAC LOGO]

                          CARDIAC PATHWAYS CORPORATION

                                  Common Stock

                           -------------------------

     These shares may be offered and sold from time to time by certain stockholders of Cardiac Pathways Corporation identified in this prospectus. See "Selling Stockholders." The selling stockholders acquired the shares in a private placement financing pursuant to a common stock purchase agreement with Cardiac Pathways.

     The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions and these stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is listed on the Nasdaq National Market under the symbol "CPWY." On December 22, 2000, the average of the high and low price for our common stock was $3.56 per share.

                           -------------------------

     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY.

                           -------------------------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                The date of this prospectus is January   , 2001.

     No person has been authorized to give any information or to make any representations other than those contained in this prospectus (as it may be amended or supplemented) in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Cardiac Pathways Corporation (referred to in this prospectus as "Cardiac Pathways," "we" and the "Company"), any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Our Company (Cardiac Pathways Corporation)..................    1
Risk Factors ...............................................    2
Special Note Regarding Forward Looking Statements ..........   11
Use of Proceeds ............................................   11
Selling Stockholders........................................   12
Plan of Distribution .......................................   13
Legal Matters...............................................   13
Experts.....................................................   13
Where You Can Find More Information ........................   14
Information Incorporated by Reference.......................   14

                          CARDIAC PATHWAYS CORPORATION

     Cardiac Pathways designs, manufactures and markets advanced mapping, ablation and navigation systems. Our major product platforms consist of the Realtime Position Management (RPM) Tracking System and Chilli closed-loop Cooled Ablation Catheter. These products are used to diagnose and treat cardiac tachyarrhythmias (abnormally rapid heart rhythms) by specialized cardiologists (electrophysiologists) performing electrophysiology (EP) ablation and diagnostic procedures. Arrhythmias left untreated can cause palpitations, fainting, sudden cardiac arrest or death.

     The RPM Tracking System is the first FDA-cleared integrated advanced mapping system that allows clinicians to visualize and navigate multiple catheter positions and placements in real time and in three dimensions. The system is designed to provide the electrophysiologist with a safe, accurate and efficient approach to diagnose and treat certain forms of cardiac arrhythmias. Traditional EP mapping and ablation procedures can take several hours to complete and require extensive use of X-ray flouroscopy to navigate and accurately position catheters within the heart.

     Some cardiac arrhythmias also require a large area or depth of cardiac tissue to be ablated for successful treatment. Ablating this tissue substrate can result in lengthy procedure times. The Chilli Cooled Ablation Catheter, integrated within the RPM Tracking System, is designed to provide a safe and effective tool for the physician to ablate greater lesion (cardiac tissue destruction) volume and depth than conventional radiofrequency (RF) ablation catheters. The integration of the RPM Tracking System and Chilli Cooled Ablation Catheter provides the physician with an optimal system designed to reduce procedure times, increase clinical success and reduce the hazards of X-ray exposure to EP healthcare personnel and patients.

     Other Cardiac Pathways product lines consist of a conventional line of mapping and ablation catheters called Radii/Radii-T as well as Trio/Ensemble diagnostic catheters.

     Cardiac Pathways was incorporated under the laws of the State of California in April 1991 and re-incorporated in Delaware in May 1996. Our principal executive offices are located at 995 Benecia Avenue, Sunnyvale, California, telephone number (408) 737-0505.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in our common stock.

WE HAVE A LIMITED HISTORY, A HISTORY OF LOSSES AND AN EXPECTATION OF FUTURE
LOSSES

     The Company was founded in 1991 and to date has engaged primarily in researching, developing, testing and obtaining regulatory clearances for its products. The Company has experienced significant operating losses since inception. As of September 30, 2000, the Company had an accumulated deficit of $99.2 million. To date, the Company has generated only limited revenues from sales of its products and expects its operating losses to continue through at least the end of fiscal 2002 as it continues to expend funds to conduct its research and development activities, establish commercial-scale manufacturing capabilities and expand its sales and marketing activities. There can be no assurance that any of the Company's products for diagnosis and treatment of ventricular tachycardia and other arrhythmias, particularly the RPM Tracking System or Chilli Cooled Ablation Catheter, will be successfully commercialized or that the Company will achieve significant revenues from either international or domestic sales. In addition, there can be no assurance that the Company will achieve or sustain profitability in the future or meet the expectations of securities industry analysts. The Company's results of operations may fluctuate significantly from quarter to quarter or year to year and will depend on numerous factors, including actions relating to regulatory matters, progress of clinical trials, the extent to which the Company's products gain market acceptance, the scale-up of manufacturing abilities and the expansion of sales and marketing activities and competition.

THERE IS NO ASSURANCE THAT OUR PRODUCTS WILL PROVE TO BE SAFE AND EFFECTIVE

     There can be no assurance that the Company's current or future products will prove to be safe and effective in clinical trials under applicable United States or international regulatory guidelines or that additional modifications to the Company's products will not be necessary. Furthermore, there can be no assurance that the Company will be successful in perfecting the design of the RPM Tracking System. With respect to the Chilli Cooled Ablation System, because ablation treatment of cardiac arrhythmias is relatively new, the long-term effects of radiofrequency ablation on patients are unknown. As a result, the long-term success of ablation therapy in treating ventricular tachycardia and other tachyarrhythmias will not be known for several years.

THERE IS NO EXISTING MARKET FOR OUR PRODUCTS

     The Company's future success will depend upon the successful commercialization of the Chilli Cooled Ablation Catheter and RPM Tracking System. These products have only recently received FDA approval and clearance to be commercialized in the United States for the treatment of certain forms of cardiac tachyarrhythmias. The Company has to date demonstrated only limited ability to commercialize these new products. There can be no assurance that these products will gain any significant degree of market acceptance among physicians, patients, and health care payors. The Company believes that physicians' acceptance of procedures using the Company's RPM Tracking System will be essential for market acceptance of such system. Even though the clinical efficacy of the system has been established, electrophysiologists, cardiologists and other physicians may elect not to recommend the use of the RPM Tracking System for any number of reasons.

     There can be no assurance that this system will be successfully commercialized for the approved product set in the United States and Europe. There can be no assurance of the ability to obtain regulatory approval in certain other international markets where RPM Tracking System has not yet received approval. The Company believes that, as with any novel medical technology, there will be a significant learning process involved for physicians to become proficient. Broad use of the system will require training of electrophysiologists, and the time required to complete such training could adversely affect market acceptance. Failure of the product to achieve significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. Even if the RPM Tracking System achieves market acceptance, the Company will be required to significantly ramp manufacturing operations to produce sufficient quantities of the product to satisfy customer demand. Any failure to manufacture the RPM Tracking System in quantities sufficient to satisfy demand will materially adversely affect the Company's business, financial condition and results of operations.

WE HAVE LIMITED MARKETING AND DISTRIBUTION EXPERIENCE

     Establishing a marketing and sales capability sufficient to support planned sales growth will require substantial efforts and significant management and financial resources. There can be no assurance that the Company will be able to continue to expand its marketing staff or sales force, that the establishment of such a marketing staff or sales force will be cost-effective or that the Company's sales and marketing efforts will be successful. There can be no assurance that the Company will be able to maintain or enter into agreements with existing or new distributors, or that such distributors will devote adequate resources to selling the Company's products. Failure to establish appropriate distribution relationships could have a material adverse effect upon the Company's business, financial condition and results of operations.

WE ARE DEPENDENT ON SELLING CERTAIN OF OUR PRODUCTS IN INTERNATIONAL MARKETS

     The Company currently sells its Chilli Cooled Ablation Catheters, Radii-T mapping and ablation catheters, Trio/Ensemble diagnostic catheters and RPM Tracking System Products through distributors in certain international markets. All sales of the Company's products to date have been denominated in U.S. dollars. Changes in overseas economic conditions, currency exchange rates, foreign tax laws, or tariffs or other trade regulations could have a material adverse effect on the Company's ability to market its products internationally and therefore on its business, financial condition and results of operations.

WE RELY ON MAJOR DISTRIBUTORS

     The Company currently relies upon international distributors of specialty cardiovascular products to market and sell its products. A large percentage of the Company's revenues are derived from sales to its Japanese distributor, Japan Lifeline, Inc. Sales to Japan Lifeline accounted for 49%, 52% and 80%, of the Company's net sales in fiscal 2000, 1999 and 1998, respectively. International sales accounted for 63%, 78% and 87% of the Company's net sales in fiscal 2000, 1999 and 1998, respectively. In fiscal 2001, the Company anticipates that Japan Lifeline will continue to account for a significant percentage of the Company's net sales. The Company also relies on its European distributors for a significant portion of its revenues. If the Company's sales to any of its international distributors decline, the Company would experience a material decline in revenues. Even if the Company is successful in selling its products through new international distributors, the rate of growth of the Company's net sales could be materially and adversely effected if its current international distributors do not continue to sell a substantial number of the Company's products. If the Company's sales to its current international distributors decline, the Company cannot be certain that it will be able to attract additional distributors that can market its products effectively or can provide timely and cost-effective customer support and service. None of the Company's international distributors are obligated to sell the Company's products after its agreement with the Company has expired. Further, the Company cannot be certain that its current international distributors will continue to represent its products or that they will continue to devote a sufficient amount of effort and resources to selling the Company's products.

WE WILL NEED TO DEVELOP STRATEGIC RELATIONSHIPS WITH THIRD PARTIES TO EXECUTE ON OUR BUSINESS PLAN

     The Company intends to pursue strategic relationships with corporations and research institutions with respect to the research, development, international regulatory approval, manufacturing and marketing of certain of its products. There can be no assurance that the Company will be successful in establishing or maintaining any such relationships or that any such relationship will be successful.

WE RELY ON SOLE SOURCE SUPPLIERS

     A number of components for the Company's products are provided by sole source suppliers. For certain of these components, there are relatively few alternative sources of supply, and establishing additional or replacement vendors for such components could not be accomplished quickly. For some components, there is currently a long lead-time between purchases and the receipt of shipments. For those components from a single source, the vendor's inability to supply such components in a timely manner could have a material adverse effect on the Company's ability to manufacture the RPM Tracking System and other diagnostic and ablation catheters and therefore on its business, financial condition and marketing efforts.

WE HAVE LIMITED MANUFACTURING EXPERIENCE

     The Company has limited experience manufacturing its products in the volumes that will be necessary for the Company to achieve significant commercial sales, and there can be no assurance that reliable, high volume manufacturing capacity can be established or maintained at commercially reasonable costs. The Company needs to expend significant capital resources and develop manufacturing expertise to establish large scale manufacturing capabilities. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply shortages, shortages of qualified personnel, compliance with FDA regulations, and the need for further FDA approval of new manufacturing processes. In addition, the Company believes that substantial cost reductions in its manufacturing operations will be required for it to commercialize its catheters and systems on a profitable basis. Any inability of the Company to establish and maintain large scale manufacturing capabilities would have a material adverse effect on the Company's business, financial condition and results of operations.

IF WE LOSE OUR LICENSE TO MANUFACTURE MEDICAL DEVICES IT MAY HARM OUR BUSINESS

     The Company's manufacturing facilities are subject to periodic inspection by regulatory authorities, and its operations must undergo QSR compliance inspections conducted by the FDA. The Company is required to comply with QSR in order to produce products for sale in the United States and with ISO9001/EN46001 standards in order to produce products for sale in Europe. Any failure of the Company to comply with QSR or ISO9001/EN46001 standards may result in the Company being required to take corrective actions, such as modification of its policies and procedures. The Company has been granted by the State of California the required license to manufacture medical devices. If the Company is unable to maintain such a license, it would be unable to manufacture or ship any product, and such inability would have a material adverse effect on the Company's business, financial condition and results of operations.

OUR PATENT POSITION IS UNCERTAIN AND OUR SUCCESS DEPENDS ON OUR PROPRIETARY
RIGHTS

     The Company's success will depend in part on its ability to obtain patent and copyright protection for its products and processes, to preserve its trade secrets and to operate without infringing or violating the proprietary rights of third parties. The patent positions of medical device companies, including those of the Company, are uncertain and involve complex and evolving legal and factual questions. The coverage sought in a patent application either can be denied or significantly reduced before or after the patent is issued. Consequently, there can be no assurance that:

     - any patents from pending patent applications or from any future patent application will be issued,

     - the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, or

     - any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by the Company.

     In addition, there can be no assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, modify, use or sell its products either in the United States or in international markets. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty to the Company, may also be necessary to enforce patent or other intellectual property rights of the Company or to determine the scope and validity of other parties' proprietary rights. There can be no assurance that the Company will have the financial resources to defend its patents from infringement or claims of invalidity.

IF OTHERS SUCCESSFULLY ASSERT THEIR PROPRIETARY RIGHTS AGAINST US, WE MAY BE PRECLUDED FROM MAKING OR SELLING OUR PRODUCTS

     The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that the Company will not become subject to patent infringement claims or litigation in a court of law, or interference proceedings declared by the United States Patent and Trademark Office ("USPTO") to determine the priority of inventions or an opposition to a patent grant in a foreign jurisdiction. The defense and prosecution of intellectual property suits, USPTO interference or opposition proceedings and related legal and administrative proceedings are both costly and time-consuming. Any litigation, opposition or interference proceedings will result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation or interference proceedings to which the Company may become a party could:

     - subject the Company to significant liabilities to third parties,

     - require disputed rights to be licensed from third parties, or

     - require the Company to cease using such technology.

     Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that necessary licenses from others would be available to the Company on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is aware of certain patents owned or licensed by others and relating to cardiac catheters and cardiac monitoring. Certain enhancements of the Company's products are still in the design and pre-clinical testing phase. Depending on the ultimate design specifications and results of pre-clinical testing of these enhancements, there can be no assurance that the Company would be able to obtain a license to such parties' patents or that a court would find that such patents are either not infringed by the Company's enhancements or that the Company's patents are invalid. Further, there can be no assurance that owners or licensees of these patents will not attempt to enforce their patent rights against the Company in a patent infringement suit or other legal proceeding, regardless of the likely outcome of such suit or proceeding.

WE FACE INTENSE COMPETITION

     At present, the Company considers its primary competition to be companies involved in current, more established therapies for the treatment of ventricular tachycardia and atrial fibrillation, including drugs, external electrical cardioversion and defibrillation, implantable defibrillators, ablation accompanied by pacemaker implantation and open-heart surgery. In addition, several competitors are also developing new approaches and new products for the treatment and mapping of ventricular tachycardia and other arrythmias, including ablation systems using ultrasound, microwave, laser and cryoablation technologies and mapping systems using contact mapping, single-point spatial mapping and non-contact, multisite electrical mapping technologies.

     Many of the Company's competitors have an established presence in the field of interventional cardiology and electrophysiology, including:

     - Boston Scientific Corporation,

     - C.R. Bard, Inc.,

     - Johnson and Johnson,

     - St. Jude Medical,

     - Medtronic, Inc., and

     - Endocardial Solutions, Inc.

     Many competitors have substantially greater financial and other resources than the Company, including larger research and development staffs, more experience, capabilities in conducting research and development activities, testing products in clinical trials, obtaining regulatory approvals and manufacturing, marketing and distributing products. There can be no assurance that the Company will succeed in developing and marketing technologies and products that are more clinically efficacious and cost effective than the more established treatments or the new approaches and products developed and marketed by its competitors. Furthermore, there can be no assurance that the Company will succeed in developing new technologies and products that are available prior to its competitors' products. The failure of the Company to demonstrate the efficacy and cost effective advantages of its products over those of its competitors or the failure to develop new technologies and products before its competitors, could have a material adverse effect on the Company's business, financial condition and results of operations.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION

  United States

     The design, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of the Company's products are subject to regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign regulatory agencies. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant PMA clearance or PMA approval for devices, withdrawal of marketing authorization, a recommendation by the FDA that the Company not be permitted to enter into government contracts and/or criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

     Before a new device can be introduced into the market, a manufacturer must generally obtain marketing clearance through a premarket notification under
Section 510(k) of the FDC Act or an approval of a PMA application under Section 515 of the FDC Act. Commercial distribution of a device for which a 510(k) clearance is required can begin only after the FDA issues an order finding the device to be "substantially equivalent" to a predicate device. If the Company cannot establish that a proposed device is substantially equivalent to a legally marketed predicate device, the Company must seek premarket approval of the proposed device from the FDA through the submission of a PMA application.

     The Company will be required to make a new 510(k) submission for any device that is cleared through the 510(k) process if the Company modifies or enhances the device in a manner that could significantly affect safety or effectiveness, or if those changes constitute a major modification in the intended use of the device. If the Company cannot establish that a proposed device is substantially equivalent to a legally marketed predicate device, the Company must seek premarket approval of the proposed device from the FDA through the submission of a PMA application. There can be no assurance that the FDA will act favorably or quickly on any of the Company's PMA applications. Significant difficulties and costs may be encountered by the Company in its efforts to obtain FDA clearance that could delay or preclude the Company from selling its products in the United States. Furthermore, there can be no assurance that the FDA will not request additional data or require that the Company conduct further clinical studies, causing the Company to incur substantial cost and delay. In addition, there can be no assurance that the FDA will not impose strict labeling requirements, onerous operator training requirements or other requirements as a condition of its PMA approval, any of which could limit the Company's ability to market its systems. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission ("FTC"). FDA enforcement policy strictly prohibits the marketing of FDA cleared or approved medical devices for unapproved uses. Further, if a company wishes to modify a product after FDA approval of a PMA, including changes in indications or other modifications that could affect safety or efficacy, additional clearances or approvals will be required from the FDA. Failure to receive or delays in receipt of FDA clearances or approvals, including the need for additional clinical trials or data as a prerequisite to clearance or approval, or any FDA conditions that limit the ability of the Company to market its systems, could have a material adverse effect on the Company's business, financial condition and results of operations.

  International

     The European Union has promulgated rules which require that medical products distributed after June 14, 1998 bear the CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. Quality system certification is one of the CE mark requirements. The Company has received ISO9001/EN46001 certification by its ISO Certification Registrar, one of the CE mark certification prerequisites, for its manufacturing facility in Sunnyvale, California. Furthermore, in January 1998, the Company received the right to affix the CE mark to its Arrhythmia Mapping System and Chilli Cooled Ablation System. In April 1998, the Company received the right to affix the CE mark to its Radii catheters. In July 1998, the Company received the right to affix the CE mark to its Trio/Ensemble catheters. In April 2000, the Company received CE mark certification for the RPM tracking system, and for its Chilli Cooled Ablation Catheters incorporating Real-time Position Management navigation technology. While the Company intends to satisfy the requisite policies and procedures that will permit it to receive the CE Mark Certification for other products, there can be no assurance that the Company will be successful in meeting the European certification requirements and failure to receive the right to affix the CE mark will prohibit the Company from selling these and other products in member countries of the European Union.

     The time required to obtain approval for sale in foreign countries may be longer or shorter than that required for FDA approval, and the requirements may differ. Export sales of medical devices that have not received FDA marketing authorization are subject to FDA export requirements. In accordance with the FDA Export Reform & Enforcement Act of 1996, such devices may be exported to any country provided that the device meets a number of criteria including marketing authorization in one of the "Tier I" countries identified in that Act. If the device has no marketing authorization in a Tier I country, and is intended for marketing, it may be necessary to obtain approval from the FDA to export the device. In order to obtain export approval, the Company may be required to provide the FDA with documentation from the medical device regulatory authority of the country in which the study is to be conducted or the purchaser is located, stating that the device has the approval of the country. In addition, the FDA must find that the exportation of the device is not contrary to the public health and safety of the country in order for the Company to obtain the permit. The Company currently has marketing authorization in one or more Tier I countries for all its clinically used products. The RPM Tracking System products are currently undergoing the process and clinical trials necessary to obtain regulatory approvals in Japan.

WE FACE UNCERTAINTY OVER REIMBURSEMENT AND HEALTHCARE REFORM

     In the United States, health care providers, including hospitals and physicians, that purchase medical products for treatment of their patients, generally rely on third party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or a part of the costs and fees associated with the procedures performed using these products. The Company's success will be dependent upon, among other things, the ability of health care providers to obtain satisfactory reimbursement from third party payors for medical procedures in which the Company's products are used. Third party payors may deny reimbursement if they determine that a prescribed device has not received appropriate regulatory clearances or approvals, is not used in accordance with cost-effective treatment methods as determined by the payor, or is experimental, unnecessary or inappropriate. Third party reimbursement is generally provided on the basis of the procedure's DRG code as established by the HCFA. The failure of the procedures in which the Company's products are used or an insufficient level of reimbursements for such procedures would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, medical equipment reimbursements have been mandated by statute to be reduced in the past, and there can be no assurance that any such reimbursements with respect to the Company's products will be adequate or provided at all. Failure by hospitals and other users of the Company's products to obtain reimbursement from third party payors, or changes in government and private third party payors' policies toward reimbursement for procedures employing the Company's products, would have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the Company is unable to predict what additional legislation or regulation, if any, relating to the health care industry or third party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation would have on the Company.

     Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country by country basis. Many international markets have government managed health care systems that control reimbursement for new products and procedures. In most markets, there are private insurance systems as well as government managed systems. Market acceptance of the Company's products will depend on the availability and level of reimbursement in international markets targeted by the Company. There can be no assurance that the Company will obtain reimbursement in any country within a particular time, for a particular amount, or at all.

     Regardless of the type of reimbursement system, the Company believes that physician advocacy of the Company's products will be required to obtain reimbursement. The Company believes that less invasive procedures generally provide less costly overall therapies as compared to conventional drug, surgery and other treatments. In addition, the Company believes that treatment with the Company's products will be more efficacious than currently available therapies. The Company anticipates that hospital administrators and physicians would justify the use of the Company's products by the attendant cost savings and clinical benefits that the Company believes would be derived from the use of its products. However, there can be no assurance that this will be the case. There can be no assurance that reimbursement for the Company's products will be available in the United States or in international markets under either government or private reimbursement systems, or that physicians will support and advocate reimbursement procedures using the Company's products.

WE FACE PRODUCT LIABILITY RISKS AND MAY NOT BE ABLE TO OBTAIN ADEQUATE INSURANCE

     The development, manufacture and sale of medical products entail significant risk of product liability claims and product failure claims. The Company has only limited commercial sales to date and does not yet have, and will not have for a number of years, sufficient clinical data to allow the Company to measure the risk of such claims with respect to its products. The Company faces an inherent business risk of financial exposure to product liability claims in the event that the use of its products results in personal injury or death. The Company also faces the possibility that defects in the design or manufacture of the Company's products might necessitate a product recall. There can be no assurance that the Company will not experience losses due to product liability claims or recalls in the future. In addition, the Company will require increased product liability coverage if any of its potential products are successfully commercialized. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. Any claims against the Company regardless of their merit or eventual outcome could have a material adverse effect upon the Company's business, financial condition and results of operations.

WE DEPEND ON KEY PERSONNEL AND MUST CONTINUE TO ATTRACT AND RETAIN KEY EMPLOYEES AND CONSULTANTS

     The Company's ability to operate successfully depends in significant part upon the continued service of certain key scientific, technical, clinical, regulatory and managerial personnel, and its continuing ability to attract and retain additional highly qualified scientific, technical, clinical, regulatory and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain such personnel or that it can attract or retain other highly qualified scientific, technical, clinical, regulatory and managerial personnel in the future, including key sales and marketing personnel. The loss of key personnel or the inability to hire and retain qualified personnel could have a material adverse effect upon the Company's business, financial condition and results of operations.

OUR MANAGEMENT TEAM IS NEW TO CARDIAC PATHWAYS

     The Company's management has recently gone through a significant restructuring. The Company's new President and Chief Executive Officer, Thomas
M. Prescott, joined the Company in May 1999. In addition, the Company's Chief Financial Officer, Vice President, Operations and Vice President, Sales each joined the Company in January 2000. The Company also hired a new Vice President of Human Resources who joined the Company in July 2000. There can be no assurance that these newly hired officers of the Company will be able to operate effectively with that portion of the management team that was retained.

OUR FUTURE SUCCESS IS DEPENDENT ON OUR ABILITY TO EXPAND OUR MANUFACTURING AND MARKETING EFFORTS

     In order to manufacture and market its products in commercial quantities, the Company believes that it will be required to expand its operations, particularly in the areas of manufacturing and sales and marketing and, in connection therewith, to have new personnel to work in these areas. There can be no assurance that the Company's officers and its sales and marketing personnel will be able to build a successful sales force or that they will be able to operate effectively with the existing management team. As the Company expands its operations in these areas, such expansion will likely result in new and increased responsibilities for management personnel and place significant strain upon the Company's management, operating and financial systems and resources. To accommodate any such growth and compete effectively, the Company will be required to implement and improve information systems, procedures, and controls, and to expand, train, motivate and manage its work force. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage employees as required by future growth, if any, could have a material adverse effect on the Company's business, financial condition and results of operations.

OUR STOCK PRICE IS HIGHLY VOLATILE

     The market price of shares of our common stock, like that of the common stock of many medical product and technology companies, has in the past been, and is likely in the future to continue to be highly volatile. Factors that have a significant effect on the market price of our common stock include:

     - fluctuations in the Company's operating results,

     - the fact that our common stock is thinly traded,

     - the proportion of ownership between common stockholders and Series B Convertible Preferred stockholders,

     - announcements of technological innovations or new commercial products by the Company or competitors,

     - government regulation,

     - changes in the current structure of the health care financing and payment systems,

     - developments in or disputes regarding patent or other proprietary rights,

     - release of reports by securities analysts and changes in securities analysts recommendations,

     - economic and other external factors, and

     - general market conditions.

     Moreover, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market prices for medical products and high technology companies and which have often been unrelated to the operating performance of such companies. These broad market fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of the Company's common stock. In the past, following periods of volatility in the market price of a company's stock, securities class action litigation has occurred against the issuing company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, operating results and financial condition. Any adverse determination in such litigation could also subject the Company to significant liabilities.

HOLDERS OF OUR SERIES B PREFERRED STOCK ARE ENTITLED TO SIGNIFICANT RIGHTS AND PREFERENCES

     The Company has 27,250 shares of Series B Convertible Preferred Stock outstanding which are convertible, at the option of the holder, into 5.94 million shares of the Company's common stock. The holders of Series B Convertible Preferred Stock are entitled to significant rights, preferences and privileges over holders of common stock including the right to a preferential cumulative dividend, to certain redemption rights and to a substantial liquidation payment preference over the Company's common stock which is also payable upon any transaction or series of transactions (including, without limitation, any merger, reorganization or consolidation) involving a transfer of 50% or more of the outstanding voting power of the Company.

     The holders of Series B Convertible Preferred Stock are also entitled to certain registration rights and enjoy certain protective rights in that their consent is required to effect certain corporate transactions including, but not limited to, amending the Company's certificate of incorporation or by-laws, issuing common or preferred stock, declaring dividends or selling all or substantially all of the Company's stock or assets. It is likely that the preferences and rights enjoyed by the holders of Series B Convertible Preferred Stock has a negative impact the market price of the common stock of the Company. Also, if these holders, by converting their Series B Convertible Preferred Stock into common stock and then exercising their registration rights, cause a large number of securities to be registered and sold in the public market, such sales could materially and adversely affect the market price for the Company's common stock. In addition, if the Company were to include in a registration statement shares held by these holders pursuant to the exercise of their registration rights, such sales may impede the Company's ability to raise needed capital. For a more complete description of the rights, preferences and privileges attaching to the Series B Convertible Preferred Stock refer to the section of the Company's Annual Report on Form 10-K/A for the year ended June 30, 2000, which is incorporated herein by reference, entitled "Item 5. Market for Registrant's Common Equity and Related Stockholder Matters."

THE HOLDERS OF OUR SERIES B PREFERRED STOCK EXERCISE SIGNIFICANT INFLUENCE OVER
US

     The holders of Series B Convertible Preferred Stock beneficially own an aggregate of approximately 41.4% of the outstanding voting stock of the Company and are entitled to elect three of five directors to the Company's Board of Directors. These stockholders, if acting together, will be able to significantly influence all matters requiring approval of either the Board of Directors or the stockholders of the Company, including the approval of significant corporate transactions. This concentration of ownership may also delay, deter or prevent a change in control and may make some transactions more difficult or impossible to complete without the support of these stockholders.

THE SALE OR AVAILABILITY FOR SALE OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK COULD CAUSE A DECLINE IN THE MARKET PRICE OF OUR COMMON STOCK, EVEN IF OUR BUSINESS IS DOING WELL

     Sales of substantial amounts of the Company's common stock in the public market or the perception that these sales could occur could cause a decline in the market price of our common stock, especially given the thin trading volume of our publicly held common stock, and could impair our future ability to raise capital through offerings of our common stock. Upon the closing of our private placement financing, which occurred on December 26, 2000, the Company had outstanding an aggregate of 9,000,852 shares of common stock. Of these outstanding shares, 2,142,029 are currently publicly held and 5,858,823 shares may be sold pursuant to this prospectus and upon such sale will be freely tradable without restriction or further registration, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. The availability for sale of such shares could materially and adversely affect the market price of our common stock.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     We have made forward looking statements in this prospectus that are subject to risks and uncertainties. Forward looking statements include information concerning possible or assumed future results of operations of Cardiac Pathways. Also, when we use such words as "intends," "believes," "expects," "anticipates," "plans" or similar expressions, we are making forward looking statements. You should note that an investment in our securities involves risks and uncertainties that could affect future financial results. Our actual results could differ materially from those anticipated in these forward looking statements as a result of factors, including those set forth in "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS

     Cardiac Pathways will not receive any of the proceeds from the sale of the shares offered by this prospectus. All proceeds from the sale of the shares offered by this prospectus will be for the account of the selling stockholders, as described below.

                              SELLING STOCKHOLDERS

     The following table sets forth, to our knowledge, the names of each of the selling stockholders, the number of Common Equivalent Shares that each selling stockholder owns, the number of shares of common stock owned by each selling stockholder that may be offered for sale from time to time by this prospectus and the number of Common Equivalent Shares to be held by each selling stockholder assuming the sale of all the common stock offered hereby.

     The selling stockholders are certain stockholders who are entitled to registration rights. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

                                                   COMMON EQUIVALENT
                                                  SHARES BENEFICIALLY                        COMMON EQUIVALENT
                                                     OWNED PRIOR TO                         SHARES BENEFICIALLY
                                                      OFFERING(1)           NUMBER OF       OWNED AFTER OFFERING
                                                 ----------------------    SHARES BEING    ----------------------
          NAME OF SELLING STOCKHOLDER             NUMBER     PERCENT(2)     OFFERED(3)      NUMBER     PERCENT(2)
          ---------------------------            ---------   ----------    ------------    ---------   ----------
Van Wagoner Funds..............................  4,714,312      31.6%       3,529,412      1,184,900       7.9%
Bank of America Ventures(4)....................  2,798,755      18.7%         500,000      2,210,520      14.8%
BA Venture Partners V..........................    415,235         *           88,235              0         *
State of Wisconsin Investment Board............  2,260,315      15.1%         588,235      1,672,080      11.2%
Special Situations Private Equity Fund,
  L.P. ........................................    582,888       3.9%         470,588        112,300         *
Morgan Stanley Venture Partners III, L.P.(5)...  2,790,035      18.7%         516,062      2,201,800      14.7%
Morgan Stanley Venture Investors III, L.P. ....    231,363       1.5%          49,551        183,556       1.2%
The Morgan Stanley Venture Partners
  Entrepreneur Fund, L.P. .....................    105,680         *           22,622         83,930         *
Faria Fund Ltd. ...............................     47,059         *           47,059              0         *
Trellis Health Ventures, L.P. .................    132,529         *           23,529        109,000         *
Fogarty Family Revocable Trust.................    132,529         *           23,529        109,000         *

-------------------------
 *  Less than 1%

(1) The share capital of Cardiac Pathways consists of (i) common stock, 9,000,852 shares of which were outstanding as of December 21, 2000, (ii) Series B Convertible Preferred Stock, 27,250 shares of which were outstanding as of December 21, 2000, (iii) 14,628 shares of common stock and 300 shares of Series B Convertible Preferred Stock subject to outstanding warrants to purchase such shares, (iv) Preferred Share Purchase Rights. Each share of Series B Convertible Preferred Stock is convertible into 218 shares of common stock and entitles the holder thereof to a number of votes, on all matters which properly come before the stockholders of Cardiac Pathways, equal to the number of shares of common stock issuable on conversion of the shares of Series B Convertible Preferred Stock held by such holder. For the purposes of this table, the term "Common Equivalent Shares" shall refer to shares of common stock and shares of Series B Convertible Preferred Stock on an as converted basis.

(2) Based on 14,941,352 Common Equivalent Shares outstanding as of December 21, 2000 (consisting of 9,000,852 shares of common stock and 27,250 shares of Series B Convertible Preferred Stock convertible into 5,940,500 shares of common stock).

(3) Shares being offered consist solely of common stock of the Company.

(4) Includes 88,235 shares of common stock and 1,500 shares of Series B Convertible Preferred Stock (convertible into 327,000 shares of common stock) held by BA Venture Partners V (one of the selling stockholders), an affiliate of Bank of America Ventures.

(5) Includes (i) 834 shares of Series B Convertible Preferred Stock (convertible into 181,812 shares of common stock) and 49,551 shares of common stock held by Morgan Stanley Venture Investors III, L.P. (one of the selling stockholders), (ii) 381 shares of Series B Convertible Preferred Stock (convertible into 83,058 shares of common stock) and 22,622 shares of common stock held by The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. (one of the selling stockholders), and (iii) 100 shares of Series B Convertible Preferred Stock (convertible into 21,800 shares of common stock) held by Morgan Stanley Dean Witter Equity Funding, Inc.) each of which are affiliates of Morgan Stanley Venture Partners III, L.P.

                              PLAN OF DISTRIBUTION

     On November 7, 2000, we entered into a common stock purchase agreement with the selling stockholders pursuant to which we sold 5,858,823 shares of our common stock at a purchase price of $4.25 per share. Pursuant to that sale, we agreed to register the shares under the Securities Act for resale to the public. Under a registration rights agreement between Cardiac Pathways and the selling stockholders, we must use best efforts to cause this registration statement to be declared effective by the Securities and Exchange Commission as soon as practicable and to keep this registration statement, or a replacement, continuously effective under the Securities Act until the earlier of: (i) two years from the effective date of this prospectus, subject to extension in some circumstances, (ii) such time as all of the shares offered by this prospectus may be sold by the selling stockholders within a three month period without volume limitation pursuant to Rule 144 of the Securities Act, or (iii) such time as the selling stockholders have sold all shares offered by this prospectus or a replacement prospectus.

     The sale of all or a portion of the shares of common stock offered hereby by the selling stockholders may be effected from time to time at prevailing market prices at the time of such sales, at prices related to such prevailing prices, at fixed prices that may be changed or at negotiated prices. The selling stockholders may effect such transactions by selling directly to purchasers in negotiated transactions, to dealers acting as principals or through one or more brokers, or any combination of these methods of sale. In addition, shares may be transferred in connection with the settlement of call options, short sales or similar transactions that may be effected by the selling stockholders. Dealers or brokers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. The selling stockholders and any brokers or dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such brokers or dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Cardiac Pathways and the selling stockholders may agree to indemnify such brokers or dealers against certain liabilities, including liabilities under the Securities Act.

     To the extent required under the Securities Act or the rules of the Securities and Exchange Commission, a supplemental prospectus will be filed, disclosing (i) the name of any such brokers or dealers, (ii) the number of shares involved, (iii) the price at which such shares are to be sold, (iv) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented, and (vi) other facts material to the transaction.

     There is no assurance that the selling stockholders will sell any or all of the shares of common stock offered hereby.

     We have agreed to pay the expenses incurred in connection with the registration of the shares of common stock offered hereby. The selling stockholders will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.

                                 LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for Cardiac Pathways by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Francisco, California.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended June 30, 2000, as set forth in their report, which is also incorporated here in by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance upon Ernst & Young LLP's report, given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by Section 13(a) of the Securities Exchange Act of 1934, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C., 20549, and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered hereby. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement. Certain parts of the registration statement are omitted from the prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. You should review the registration statement and its exhibits and schedules for further information regarding Cardiac Pathways and the common stock offered hereby. This prospectus contains descriptions of some of our contracts and other documents. These descriptions are not complete. We encourage you to review the complete copies of these contracts and other documents that have been filed as exhibits to our reports and other information filed with the Securities and Exchange Commission pursuant to the Exchange Act or registration statements filed with the Securities and Exchange Commission pursuant to the Securities Act.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

          (1) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

          (2) Our Current Report on Form 8-K, filed with the SEC on December 27, 2000;

          (3) Our Current Report on Form 8-K, filed with the SEC on November 7, 2000;

          (4) Our Annual Report on Form 10-K/A for the year ended June 30, 2000; and

          (5) The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and declared effective on June 12, 1996, including any amendments or reports filed for the purpose of updating such description.

          (6) The description of our preferred share purchase rights contained in our Registration Statement on Form 8-A, filed May 15, 1997 pursuant to
     Section 12 of the Exchange Act and declared effective on May 22, 1997, including any amendments or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                       Eldon Bullington
                       Chief Financial Officer
                       Cardiac Pathways Corporation
                       995 Benecia Avenue
                       Sunnyvale, California 94085
                       (408) 737-0505

     You should rely only on the information incorporated by reference or provided in this prospectus as it may be amended or supplemented. We have authorized no one to provide you with different information.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus as it may be amended or supplemented. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                5,858,823 Shares

                                 [CARDIAC LOGO]

                          CARDIAC PATHWAYS CORPORATION

                                  Common Stock

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee........................................  $   5,214
Accountant's fees and expenses..............................     10,000
Printing Costs..............................................     10,000
Legal Fees..................................................     25,000
Miscellaneous...............................................      4,786
                                                              ---------
  Total.....................................................  $  55,000
                                                              =========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the Delaware General Corporation Law provides that directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability
(i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions as provided in
Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. This provision eliminates the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. The Registrant's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, the Registrant's directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as directors.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant's Restated Certificate of Incorporation permits the Registrant to indemnify its directors, officers and employees to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Bylaws require the Company to indemnify its directors and officers, and permit the Registrant to indemnify its employees and other agents, to the maximum extent permitted by the Delaware General Corporation Law.

     The Registrant and the selling stockholders have entered into a Registration Rights Agreement which provides for cross-indemnification of each such stockholder, on the one hand, and the Registrant, its officers, directors and controlling persons, and each other such stockholder, on the other hand, for certain liabilities arising under the Securities Act or otherwise.

     The Company has also obtained directors and officers insurance to insure its directors and officers against certain liabilities, including certain liabilities under United States securities laws.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
   5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation
 10.33     Registration Rights Agreement dated November 7, 2000 by and among Cardiac Pathways and the selling stockholders
  23.1     Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in Exhibit 5.1)
  23.2     Consent of Ernst & Young LLP, Independent Auditors
  24.1     Power of Attorney (included on Page II-4)

ITEM 17. UNDERTAKINGS.

A. UNDERTAKING REGARDING RULE 415 OFFERING.

     The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act,
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (i) and (ii) will not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     We hereby undertake to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus or provide such interim financial information.

C. UNDERTAKING REGARDING INDEMNIFICATION.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, California, on December 27, 2000.

                                          CARDIAC PATHWAYS CORPORATION

                                          By:    /s/ THOMAS M. PRESCOTT
                                            ------------------------------------
                                                     Thomas M. Prescott
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas M. Prescott and Eldon M. Bullington as his attorneys-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment or post-effective amendment to this Registration Statement on Form S-3 or abbreviated registration statement (including, without limitation, any additional registration filed pursuant to Rule 462 under the Securities Act of 1933) with respect hereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
               /s/ THOMAS M. PRESCOTT                   President, Chief Executive   December 27, 2000
-----------------------------------------------------      Officer and Director
                 Thomas M. Prescott                        (Principal Executive
                                                                 Officer)

               /s/ ELDON M. BULLINGTON                   Chief Financial Officer     December 27, 2000
-----------------------------------------------------    (Principal Financial and
                 Eldon M. Bullington                       Accounting Officer)

                 /s/ MARK J. BROOKS                              Director            December 27, 2000
-----------------------------------------------------
                   Mark J. Brooks

                 /s/ M. FAZLE HUSAIN                             Director            December 27, 2000
-----------------------------------------------------
                   M. Fazle Husain

                  /s/ ANCHIE Y. KUO                              Director            December 27, 2000
-----------------------------------------------------
                    Anchie Y. Kuo

               /s/ WILLIAM N. STARLING                           Director            December 27, 2000
-----------------------------------------------------
                 William N. Starling

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
   5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation
 10.33    Registration Rights Agreement dated November 7, 2000 by and among Cardiac Pathways and the selling stockholders
  23.1    Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (included in Exhibit 5.1)
  23.2    Consent of Ernst & Young LLP, Independent Auditors
  24.1    Powers of Attorney (included on Page II-4)